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                                                                    Ex. 10-18
[LOGO]

September 22, 1998

Mr. Robert Bruce
Foundation Health Systems, Inc.
225 North Main Street
Pueblo, Colorado  81003

     Re:  Terms of Employment

Dear Bob:

On behalf of Foundation Health Systems, Inc. (hereinafter the "Company"), I would like to confirm our offer to you for the exempt position of President of FHS Central Division. In this position you will report directly to the President and Chief Executive Officer of the Company. Effective June 1, 1998, you will earn a monthly salary of $26,250.00. As is our current practice, you will continue to be paid on a bi-weekly basis with 26 pay periods per year. Performance of each of the Company's Associates is generally reviewed on an annual basis, and any adjustment to salary is ordinarily made upon the completion of such performance review. You will continue to receive a $1,000 per month automobile allowance and an annual reimbursement of up to $5,000 for financial/tax planning, subject to any changes that might be made from time to time to the overall programs.

As part of this offer, within thirty days of acceptance or no later than January 31, 1999, at your option, you will receive a $50,000 engagement bonus. This engagement bonus will be "grossed up" to compensate you for any related income tax obligations.

In addition, during 1998 you will be eligible to participate in the Executive Incentive Plan as a Group 1 participant. The plan allows you an opportunity to earn an incentive bonus each year of 70 to 105 percent of your base salary if target EPS is achieved or exceeded, subject to terms of such plan. The receipt of any such incentive compensation is contingent upon achieving corporate and individual objectives that will be approved by the President and Chief Executive Officer of the Company. However, it is anticipated that your personal objectives will reflect Florida financial results, modified to take into account the FHNI, reforecast and a reforecast of the Western Division to be agreed upon by October 1, 1998 between yourself and the President and Chief Executive Officer. You must be actively employed and on the Company payroll at the time incentive compensation is paid. Incentive compensation calculations are based on the base salary in effect on December 31st of the prior fiscal year. Incentive compensation payments are subject to normal payroll deductions.

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The Compensation and Stock Option Committee of the Company's Board of
Directors (hereinafter the "Committee") has agreed that you will be granted the following options to purchase shares of the Company's Class A Common Stock under the Company's 1997 Stock Option Plan (the "Plan") as of the dates set forth:

                              75,000 Shares (7-1-98)
                              25,000 Shares (1-1-99)
                              25,000 Shares (7-1-99)

The exercise price for the options will be equal to the fair market value of a share of the Company's Class A Common Stock on the date of grant as set forth in the Plan. These grants will be evidenced by the Company's standard agreement which will be forwarded to you following the dates of the grants. Any future recommendation for additional options made by the Company's management will be made consistent with your performance and generally comparable to peer managers of the Company at the time option recommendations are presented to the Committee. At all times, all stock option grants remain within the sole discretion of the Committee.

In addition to the foregoing, and subject to your continued employment with the Company, you will be eligible to continue participation in Company-offered benefits if you meet certain criteria. These benefits include group medical, dental, vision, life insurance, short-term and long-term disability insurance, 401(k) plan, Company-recognized holidays, the employee stock purchase plan, tuition reimbursement and participation in our deferred compensation program. In our 401(k) plan, the Company currently matches your contribution at $.50 for every dollar contributed up to six percent (6%) of base salary (subject to certain limits). The Company's Paid Time Off ("PTO") benefit is provided to you for illness, vacation and personal time off.
Under the PTO program you accrue PTO at a rate of 23 days per year between your date of hire and 120 months of services, and 25 days per year thereafter. However, you will not accrue less than your current rate of PTO accrual. In case of a conflict between this summary and the official documents, the official documents will always govern. In addition, the Company reserves the right to change, amend, or terminate these or any other benefit plans of the Company at any time, with or without notice.

You will also be eligible to continue to participate in the Company's existing Supplemental Executive Retirement Plan ("SERP") or a successor plan. Under provisions of the SERP you can vest and accrue a retirement benefit of up to 50 percent of your base salary plus incentive compensation. This benefit is integrated (offset) with other retirements benefits provided by the Company and with 50 percent of your social security benefits.

Specific terms and conditions of the severance and change of control program applicable to you that have been approved by the Committee will be evidenced by a Severance Payment Agreement which will be prepared by our Legal Department and forwarded to you under separate cover.

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Should you be required to relocate from your current primary work location the Company will provide you relocation assistance as outlined in our Relocation Benefits program. This reimbursement of relocation expense will be grossed up to cover the associated income tax liability that you would likely incur. A copy of the Relocation Benefits program is attached. In addition to the relocation benefits provided under our Relocation Benefits program, the Company and you have agreed to the following:

- You will continue to maintain your primary residence and business office in Philadelphia for the immediate future.

- The Company will provide you with a leased corporate apartment and a business office in the Denver, Colorado area.

- You will travel to the Denver based office as often as business needs may require and during these visits will utilize the corporate apartment provided.

- If following discussion between yourself and the Company regarding a new primary assignment it is determined that relocation is required, you will immediately offer your home in Philadelphia for sale. In the event that the home does not sell within 90 days of its placement on the real estate market, the Company will arrange to purchase the home at a price determined by the average of two independent certified appraisals.

- You will be reimbursed by the Company for up to three (3) points (in total) to reduce the finance interest rate and pay for the loan origination fee for your new residence at your new location.

- If you purchase a residence in a new employment location and the closing precedes the sale of your house in Pennsylvania, the Company will provide a bridge loan necessary to cover the down payment on the new residence purchase and advance you the good faith estimate of approvable closing costs. Following the actual close of the real estate transaction, any necessary reconciliation on the closing costs will be completed. The bridge loan will be repaid to the Company immediately following the close on the sale of your Pennsylvania residence.

- Should you purchase a residence in a new employment location prior to selling your residence in Pennsylvania and consequently you have two mortgage payments, in lieu of continuing temporary living expense payments, the Company will reimburse you the interest portion of the lesser of the two mortgage payments. The dual mortgage payment reimbursement will continue until the Pennsylvania residence is sold.

- Following relocation to a new employment location and until your family is relocated, the Company will reimburse you for bi-weekly weekend travel for you or your spouse. Trips may be taken every other weekend and effort should be made by you to book the travel well in advance to reduce the expense.


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PAGE 4

You agree, through the signing of this letter, that your employment with the Company is at the mutual consent of each of the employee and the Company and is an "at-will" employment relationship. Nothing in this letter is intended to guarantee your continued employment with the Company or employment for any specific length of time. While the Company hopes that your employment relationship will be mutually beneficial and rewarding, both you and the Company retain the right to terminate the employment relationship at will, at any time, with or without cause. The at-will nature of your employment with the Company cannot be modified or superseded except by a written agreement, signed by you and the President and Chief Executive Officer of the Company, that clearly and expressly specifies the intent to modify the at-will relationship. In accepting employment with the Company, you acknowledge that no Company representative has made any oral or written promise or representation contrary to this paragraph. Furthermore, you acknowledge that this paragraph represents the only agreement between you and the Company concerning the duration of your employment and the at-will nature of the employment relationship.

During your employment with the Company, you will have access to and become acquainted with certain proprietary and confidential information and practices ("Confidential Information"). Confidential Information includes all information that is not generally known to the Company's competitors and the public, and that has or could have commercial value to the Company's business. It includes, but is not limited to, customer information, customer lists, and pricing methodology.

In accepting this new position with the Company, you acknowledge and agree that all documents, memoranda, reports, files, correspondence, lists and other written, electronic and graphic records affecting or relating to the Company's business that you may prepare, use, observe, possess or control (including, but not limited to, any materials containing Confidential Information) shall be and remain the Company's sole property, and you agree not to make use of or disclose to any third party any such material, confidential or otherwise, except for the benefit of the Company and in the course of your employment with the Company. If your employment is terminated (voluntary or otherwise), you agree to deliver to the Company within five business days of termination all written and/or graphic records affecting or relating to the Company's business, including but not limited to material containing Confidential Information.

You have agreed and certify that you have no other agreement, relationship, or commitment to any other person or entity that conflicts with your obligations to the Company under this offer letter. If you are unable to so certify, all such agreement(s) must be identified here:

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PAGE 5

You agree not to use or disclose any confidential information or trade secrets of others, including all prior employers, in your work at the Company. Should a situation arise in which you believe that your job duties may lead to the use or disclosure of confidential information or trade secrets of another, you agree to notify the President and Chief Operating Officer of the Company or myself in the Human Resources Department of the situation immediately.

Finally, this letter sets forth all the terms of this offer of employment. It supersedes all previous and contemporaneous oral and written communications and representations including but not limited to your prior employment letter agreement. To confirm your acceptance of these terms, please sign, date and return a copy of this letter to the Senior Vice President of Human Resources.

Bob, we are pleased to offer you this opportunity and are excited about the contributions that you can make to the Company in this expanded responsibility. Should you have any questions please feel free to contact me at (916) 631-5061.

Sincerely,

/s/ Danny O. Smithsen

Danny O. Smithsen
Senior Vice President
Corporate Human Resources

Attachment: Relocation Benefit guideline

CC: Jay Gellert



I HEREBY ACCEPT AND AGREE TO THE TERMS OF THIS OFFER OF EMPLOYMENT AS OUTLINED ABOVE.



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